STOCK PURCHASE AGREEMENT

among

UNITED ATLANTIC CAPITAL, LLC,
MARK H. PENSKE,
DARIN POPE

and

NATIONAL HOLDINGS CORPORATION,

dated as of

February 7, 2020

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of February 7, 2020, is entered into between United Atlantic Capital, LLC, a New Jersey limited liability company (“Seller”), Mark H. Penske (“MHP”), Darin Pope (“DP") and National Holdings Corporation, a Delaware corporation (“Buyer”). Collectively, Seller, MHP and DP are referred to as the “Selling Parties”.

Recitals

WHEREAS, as at the date hereof, Seller owns all of the issued and outstanding shares of common stock (the “FSIC Shares”) of Financial Services International Corporation, a Washington corporation (“FSIC”); and all of the issued and outstanding limited liability company membership interests (the “UAS Interests”) in United Advisor Services, LLC, a New Jersey limited liability company (“UAS”); and the Selling Parties collectively own all of the issued and outstanding limited liability company membership interests (the “UA Interests” and together with the FSIC Shares and the UAS Interests, the “Shares”) in United Advisors, LLC, a New Jersey limited liability company (“UA”) (collectively sometimes referred to as the “Group Companies” or “Group Company,” as the case may be); and
WHEREAS, the Selling Parties wish to sell to Buyer, and Buyer wishes to purchase from the Selling Parties, all of the Shares, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Accounting Principles” means the GAAP rules, regulations and standards applicable to the Group Companies as of the Closing Date, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recently ended fiscal year end of the respective Group Company as if such determination was being prepared and audited as of the respective Group Company’s fiscal year end.
“Acquisition Engagement” has the meaning set forth in Section 10.14(a).
“Acquisition Proposal” has the meaning set forth in Section 5.12(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Cash Purchase Price” has the meaning set forth in Section 2.02.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
“Aggregate Cash Purchase Price” has the meaning set forth in Section 2.02
“Agreement” has the meaning set forth in the preamble.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Seattle, Washington or New York City, New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Cause” means a Retained Registered Representative’s (i) material breach of his Retained Registered Representative Agreement with Buyer or another National Entity, (ii) willful and continual failure or refusal to perform his duties under such agreement (other than by reason of death or disability), (iii) willful misconduct or gross negligence in respect of his obligation to Buyer or another National Entity that results in material economic damage to Buyer or its Affiliates; or (iv) conviction of, or a plea of guilty or nolo contendere to, a felony.
“Closing” has the meaning set forth in Section 2.04.
“Closing Adjustment Items” means (a) the Transaction Expenses, (b) if Tangible Net Equity as of the Closing is less than the Tangible Net Equity Target, the amount of such shortfall, (c) five times the aggregate Gross Margin of the Group Companies for the twelve full calendar months prior to the Closing Date attributable to any Registered Representatives who resign, have notified the Group Companies of their intention to resign, or are terminated for Cause from the date of this Agreement up until the Closing Date, and (d) the amount of any Retention Payments.
“Closing Adjustment Statement” means the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 2.05.
“Closing Date” has the meaning set forth in Section 2.04.
“Closing Gross Margin” means the aggregate Gross Margin of the Group Companies for the twelve full calendar months prior to the Closing Date attributable to the Retained Registered Representatives.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Counsel” has the meaning set forth in Section 10.14(a).

“Company Intellectual Property” has the meaning set forth in Section 3.09(b).
“Confidentiality Agreement” means the Letter of Intent, dated May 14, 2019, delivered by Seller.
“Credited Gross Margin” with respect to a Retained Registered Representative means the Gross Margin attributable to such Retained Registered Representative included in the calculation of Closing Gross Margin.
“Direct Claim” has the meaning set forth in Section 8.01(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller with respect to the Group Companies concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at no cost to the Group Companies), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
“Employees” means those Persons employed by the Group Companies as at the date hereof.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Estimated Closing Adjustment” means the estimated amount of the Closing Adjustment Items as of the Closing Date to be delivered with the Estimated Closing Adjustment Statement in accordance with the provisions of Section 2.05(a).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.05(a).
“Final Closing Adjustment” has the meaning set forth in Section 2.05(e).
“Final Closing Adjustment Items” has the meaning set forth in Section 2.05.
“Final Closing Adjustment Statement” has the meaning set forth in Section 2.05.
“Final Determination” has the meaning set forth in Section 8.02.
“Financial Statements” has the meaning set forth in Section 3.05.
“FINRA” means the Financial Industry Regulatory Authority.
“First Six Months” has the meaning set forth in Section 2.07(a).
“FSIC” has the meaning set forth in the preamble.
“FSIC Shares” has the meaning set forth in the preamble.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03,3.04 and 3.14.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Gross Margin” for any period and with respect to one or more Registered Representatives means the gross dealer concessions, less any and all commissions and fees paid and payable to registered representatives, less platform fees and other associated expenses to be paid by the registered representatives, on a dollar or percentage calculation basis.
“Gross Margin Adjustment” has the meaning set forth in Section 2.07(a).
“Gross Margin Adjustment Statement” has the meaning set forth in Section 2.07(b).
“Gross Margin Objection Notice” has the meaning set forth in Section 2.07(c).

“Group Companies” and “Group Company” have the meanings set forth in the preamble.
“Group Companies Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or stockholders of the Group Companies that are sponsored or maintained by a Group Companies or with respect to which the Group Companies has made or is required to make payments, transfers or contributions or has or may have any actual or potential liability.
“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earn out, milestone, royalty and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Encumbrances; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Intellectual Property” has the meaning set forth in Section 3.09(a).
“Initial Cash Purchase Price” shall have the meaning set forth in Section 2.02
“Balance Sheet Date” means June 30, 2019.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of Mark Penske, Jaclyn Sandler, Michael Keller and Jay Gettenberg after reasonable inquiry of the persons directly reporting to each such person.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Legal Proceeding” means any threatened action, action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Authority or before any arbitrator.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any event, occurrence, fact, condition or change (a “Change”) that is materially adverse to (a) the business, results of operations, financial condition or assets of the Group Companies (taken as a whole), or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Group Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; or (vii) any failure by a Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any Change set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, fact, event, development, occurrence, effect or circumstance has (or would reasonably be expected to have) a disproportionate adverse effect on the business, results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole, relative to other businesses operating in the industry in which the Group Companies operate.
“National Entities” means Buyer and any of its subsidiaries from time to time (other than, prior to the Closing, the Group Companies), and “National Entity” means any one of them.
“Objection Notice” has the meaning set forth in Section 2.05(c).
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outside Date” has the meaning set forth in Section 9.01(b)(i).
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).
“Person” means an individual, corporation, partnership, joint venture, Limited Liability Company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Protected Communications” has the meaning set forth in Section 10.14(b).
“Real Property” means the real property owned, leased or subleased by a Group Company, together with all buildings, structures and facilities located thereon.
“Registered Representative” means a person employed or otherwise engaged by a Group Company as a broker and/or an investment adviser and listed on Schedule 2.07(a) hereto.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Consents” has the meaning set forth in Section 2.03(b)(iv).
“Retained Registered Representative” means any Registered Representative that has signed a Retained Registered Representative Agreement with a Group Company on or prior to the Closing Date and has not terminated, or given notice of his intention to terminate, his relationship with any such entity on or prior to the Closing Date.
“Retained Registered Representative Agreement” means a registered representative agreement between the Registered Representative and any Group Company.
“Retention Payments” means retention payments, forgivable loans or similar payments which the National Entities or Group Companies (with the express written approval of Buyer and Seller) have agreed to pay to any Retained Registered Representatives following the Closing.
“Seller” has the meaning set forth in the preamble.
“Seller Transition Assistance” has the meaning set forth in Section 5.07.
“Selling Parties” has the meaning set forth in the preamble.
“Shares” has the meaning set forth in the preamble.
“Special Accountants” has the meaning set forth in Section 2.06(d) and 207(d)
“Specified Matter” has the meaning set forth in Section 3.10 of the Disclosure Schedules.
“Tail Policy” has the meaning set forth in Section 6.02(c).

“Tangible Net Equity” means the consolidated equity of the Group Companies as shown on the Final Closing Adjustment Statement, net of intangible assets, determined in accordance with Section 2.06.
“Tangible Net Equity Target” means Five Thousand Dollars ($5,000).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.01(a).
“UA” has the meaning set forth in the preamble.
“UA Interests” has the meaning set forth in the preamble.
“UAS” has the meaning set forth in the preamble.
“UAS Interests” has the meaning set forth in the preamble.

ARTICLE II
Purchase and Sale
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Selling Parties shall sell to Buyer, and Buyer shall purchase from the Selling Parties, the Shares, for the consideration specified in Section 2.02.
Section 2.02    Purchase Price.
(a)    The aggregate purchase price for the Shares shall be $10,400,000, subject to adjustment pursuant to Sections 2.05 and 2.07 below (the “Aggregate Cash Purchase Price”), of which an amount equal to $3,000,000 minus the Estimated Closing Adjustment (“Initial Cash Purchase Price”) shall be payable at the Closing. The remainder of the Aggregate Cash Purchase Price shall be payable as set forth in Section 2.06 and shall be subject to adjustment pursuant to Section 2.07 (the “Additional Cash Purchase Price”).

(b)    Not later than 60 days following the determination of the Final Closing Adjustment, Buyer shall prepare and deliver to the Company a schedule allocating the Aggregate Cash Purchase Price plus the aggregate liabilities, if any, of UA and UAS among (i) the FSIC Shares and (ii) the gross assets of UA and UAS in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). Based on a review of the Financial Statements, Buyer and Seller presently expect the aggregate amounts allocated to intangibles (excluding customer receivables) and goodwill of the Group Companies will be more than 78% of the aggregate amounts allocated to all assets of the Group Companies in the Allocation, but Buyer and Seller understand that this proportion may change based on the financial position of the Group Companies as of the Closing Date. Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation, except to the extent otherwise required by law. In the event of a prepayment of Additional Cash Purchase Price that gives rise to a discount under Section 2.06(b) or an adjustment to the Additional Cash Purchase Price under Section 2.07, the Allocation shall be adjusted as appropriate and Buyer and Seller shall cooperate in making any such adjustments.
Section 2.03    Transactions to be Effected Before and at the Closing.
(a)    At the Closing, Buyer shall deliver to the Selling Parties:
(i)    the Initial Cash Purchase Price by wire transfer of immediately available funds to the accounts of the Selling Parties designated in writing by the Selling Parties    to Buyer no later than two Business Days prior to the Closing Date, in amounts proportionate to each Selling Party’s relative ownership of the Shares;
(ii)    a good standing certificate for Buyer from its jurisdiction of organization, dated within three (3) Business Days prior to the Closing Date; and
(iii)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.
(b)    At the Closing, the Selling Parties shall deliver to Buyer:
(i)    stock certificates evidencing the FSIC Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(ii)    equity interest assignments, in form and substance reasonably satisfactory to Buyer, duly executed by the Selling Parties effecting the transfer of the UAS Interests and the UA Interests to Buyer, and any other documents necessary to transfer to Buyer good and valid title to the UAS Interests and the UA Interests, free and clear of all Encumbrances;
(iii)    a good standing certificate for each of the Group Companies from each of their jurisdictions of organization, dated within three (3) Business Days prior to the Closing Date;
(iv)    the third party consents set forth on Schedule 2.03(b)(iv) (the “Required Consents”);
(v)    Retained Registered Representative Agreements with each Retained Registered Representative;
(vi)    evidence, in form acceptable to Buyer, that Seller has assumed or terminated each of the Group Companies’ contracts except for those set forth on Schedule 2.03(b)(vi), and that the counterparties to such assumed or terminated contracts have released the Group Companies from any liability thereunder;
(i)    such audited financial statements of the Group Companies as Buyer shall reasonably request; and
(ii)    all other agreements, documents, instruments or certificates required to be delivered by the Selling Parties at or prior to the Closing pursuant to Section 6.02 of this Agreement.
Section 2.04    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to the Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Buyer at 25th Floor, 200 Vesey Street, New York, NY 10281, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.05    Adjustment Before and After the Closing. The Closing Gross Margin, the Estimated Closing Adjustment and the Final Closing Adjustment shall be determined as set forth below in this Section 2.05:
(a)    By no later than the five (5th) Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Closing Gross Margin and the Estimated Closing Adjustment, including a consolidated statement of financial position of the Group Companies as of 11:59 PM Eastern time on the day immediately prior to the Closing Date, together with all relevant backup materials, in detail reasonably acceptable to Buyer (the “Estimated Closing Adjustment Statement”). The Closing Gross Margin and the Estimated Closing Adjustment Statement and such consolidated statement of financial position shall be prepared in accordance with the Accounting Principles. From the delivery of the Closing Gross Margin and the Estimated Closing Adjustment Statement until such time as the calculation of the Closing Gross Margin and the Estimated Closing Adjustment has been finally determined pursuant to this Section 2.05(a), Buyer and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Seller and the Group Companies and their accountants the calculation of the Closing Gross Margin and the Estimated Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Seller and the Group Companies and their accountants so as to allow Buyer and its accountants to verify the accuracy of the Closing Gross Margin and the Estimated Closing Adjustment Statement. If Buyer objects to the calculation of the Closing Gross Margin and the Estimated Closing Adjustment Statement, Seller and Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by Buyer and Seller shall be used to determine the Closing Gross Margin and the Estimated Closing Adjustment. If Buyer and Seller are unable to resolve all such disputed issues within five (5) Business Days following Buyer’s receipt of the calculation of the Closing Gross Margin and the Estimated Closing Adjustment Statement, the Closing Gross Margin and the Estimated Closing Adjustment shall be as determined by Buyer.
(b)    Not later than 90 calendar days after the Closing Date, Buyer shall deliver to Seller the Closing Adjustment Statement, including a consolidated statement of financial position of the Group Companies as of as of 11:59 PM Eastern time on the day immediately prior to the Closing Date. The Closing Adjustment Statement and such consolidated statement of financial position shall be prepared in accordance with the Accounting Principles. The Closing Adjustment Statement delivered pursuant to this Section 2.05(b) shall be accompanied by a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment. The Closing Adjustment Statement, as proposed by Buyer pursuant to this Section 2.05(b), shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement, unless Seller timely delivers to Buyer an Objection Notice in accordance with Section 2.05(c).
(c)    In the event that Seller disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, Seller shall notify Buyer in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement pursuant to Section 2.05(b). Any such Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Section 2.05(b). In the event of such a dispute, Buyer and Seller shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be more than Buyer’s calculation delivered pursuant to Section 2.05(b) nor less than Seller’s calculation delivered pursuant to this Section 2.05(c). If Buyer and Seller reach a final resolution on the Closing Adjustment Statement within 30 days after Buyer’s receipt of the Objection Notice (or within any additional period as mutually agreed to between Buyer and Seller), then the Closing Adjustment Statement agreed upon by Buyer and Seller shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement.
(d)    If Buyer and Seller are unable to resolve the dispute within 30 calendar days after delivery of the Objection Notice, then either Buyer or Seller shall have the right to submit any remaining items in dispute to the Special Accountants. All determinations and calculations pursuant to this Section 2.05(d) shall consider only those Closing Adjustment Items that are set forth in the Objection Notice and remain in dispute, shall be a value that is not more than Buyer’s calculation delivered pursuant to Section 2.05(b) nor less than Seller’s calculation delivered pursuant to Section 2.05(c), shall be in writing and shall be delivered to Buyer and Seller as promptly as practicable. Absent fraud or manifest error, the Closing Adjustment Statement as finally determined by the Special Accountants shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.05 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement.
(e)    The “Final Closing Adjustment” shall be equal to (i) the amount of the Final Closing Adjustment Items, minus (ii) the Estimated Closing Adjustment. For the avoidance of doubt, the Final Closing Adjustment may be a positive or negative number. If the Final Closing Adjustment is greater than zero (0), then Seller shall pay to Buyer the amount of the Final Closing Adjustment promptly (and in no event later than five (5) Business Days) after the date of determination of the Final Closing Adjustment. If the Final Closing Adjustment is less than zero (0), then Buyer shall pay to Seller the amount of the Final Closing Adjustment promptly (and in no event later than five (5) Business Days) after the date of determination of the Final Closing Adjustment.
(f)    The parties agree that the procedures set forth in this Section 2.05 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment; provided, that this provision shall not prohibit

Buyer or Seller from instituting litigation to enforce the determination of the Special Accountants and shall not limit any remedy of any party under ARTICLE VII.
Section 2.06    Additional Cash Purchase Price; Pre-payment Discount.
(a)    Buyer shall pay to the Selling Parties, by wire transfer of immediately available funds to the accounts of the Selling Parties designated in writing by the Selling Parties, in amounts proportionate to each Selling Party’s relative ownership of the Shares, the Additional Cash Purchase Price for the Shares, in twelve equal quarterly installment payments, subject to adjustment as set forth in Section 2.07, commencing within five Business Days following the conclusion of Buyer’s first full quarter following the Closing Date and such quarterly payments shall be remitted to Seller no later than five (5) business days following the conclusion of each quarter of Seller until such time as the Additional Cash Purchase Price has been paid in full to the Selling Parties.
(b)    Buyer and the Selling Parties agree and acknowledge that Buyer, in its sole and absolute discretion, shall have the right and not the obligation to pay the Additional Cash Purchase Price in full prior to the conclusion of the quarterly payments set forth above, by wire transfer of immediately available funds to the accounts of the Selling Parties designated in writing by the Selling Parties in amounts proportionate to each Selling Party’s relative ownership of the Shares; provided however that in such event Buyer shall be entitled to a (i) fifteen percent (15%) pre-payment discount from the Closing Date, as defined herein until the conclusion of the six (6) month adjustment period and (ii) a ten percent (10%) pre-payment discount after the conclusion of the six (6) month adjustment period until eighteen (18) months from the Closing Date. Any pre-payment by Buyer shall require Buyer to issue to Seller a written notification of Buyer’s intent to exercise its pre-payment right, and remit such pre-payment amount five (5) Business Days from the issuance of such written notification to Seller.
(c)    Notwithstanding anything to the contrary herein, Buyer shall have the right to adjust in good faith any payments to be made hereunder prior to the recalculation of the Additional Cash Purchase Price if it determines that an event has occurred that would cause an adjustment to the Additional Cash Purchase Price; provided that to the extent it is determined following the Gross Margin Adjustment process set forth in Section 2.07 below that Buyer has made an over-adjustment, Buyer shall promptly pay such over-adjustment to the Selling Parties (subject to any discount under paragraph (b)).
2.07    Gross Margin Adjustment.
(a)     Subject to the terms and conditions of this Agreement, the Selling Parties and Buyer agree that the Additional Cash Purchase Price shall be recalculated following the completion of six full calendar months following the Closing Date (the “First Six Months”) as follows, (i) if a Registered Representative(s) resigns voluntarily, or is fired for cause because of a regulatory issue that arose prior to the Closing Date while supervised by Seller or any of the Group Companies the Aggregate Cash Purchase Price shall be reduced downward by the Registered Representative’s “Percentage of Weighted Contribution at Closing”, as defined on Schedule 2.07(a) of the Aggregate Cash Purchase Price, (ii) if a Retention Payment is agreed to be made then the Aggregate Cash Purchase Price shall be reduced by the amount of the Retention Payment, (iii) if any Registered Representative is terminated by Buyer, for any reason except for the reasons set forth herein then no Adjustment to the Aggregate Cash Purchase Price shall be made and (iv) if the Registered Representative retires and his or her book of business is retained by Buyer than no downward Adjustment to the Aggregate Cash Purchase Price shall be made (the aggregate adjustment pursuant to the foregoing being referred to as the “Gross Margin Adjustment”). The Gross Margin Adjustment shall be deducted in equal installments from each of the remaining quarterly payments following the determination of the Gross Margin Adjustment pursuant to this Section 2.07. Attached as Schedule 2.07(a) is a list of all Registered Representatives and their respective Percentage Contributions, as defined.
(b)     Not later than 90 calendar days after the end of the First Six Months, Buyer shall deliver to Seller its calculation of the Gross Margin Adjustment, accompanied by reasonably supporting financial information (the “Gross Margin Adjustment Statement”). The Gross Margin Adjustment Statement and supporting financial information shall be prepared in accordance with the Accounting Principles. The Gross Margin Adjustment Statement and Gross Margin Adjustment shall be final and binding on all parties to this Agreement, unless Seller timely delivers to Buyer a Gross Margin Objection Notice in accordance with Section 2.07(c).
(a)    In the event that Seller disputes the Gross Margin Adjustment Statement or the amount of the Gross Margin Adjustment, Seller shall notify Buyer in writing (the “Gross Margin Objection Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Gross Margin Adjustment Statement pursuant to Section 2.07(b). Any such Gross Margin Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Gross Margin Adjustment Statement. In the event of such a dispute, Buyer and Seller shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Gross Margin Adjustment items, which amount shall not be more than Buyer’s calculation delivered pursuant to Section 2.07(b) nor less than Seller’s calculation delivered pursuant to this Section 2.07(c). If Buyer and Seller reach a final resolution on the Gross Margin Adjustment Statement within 30 days after Buyer’s receipt of the Gross Margin Objection Notice (or within any additional period as mutually agreed to between Buyer and Seller), then the Gross Margin Adjustment Statement agreed upon by Buyer and Seller shall be deemed for purposes of this Section 2.07 to be final and binding on all parties to this Agreement.

(a)    If Buyer and Seller are unable to resolve the dispute within 30 calendar days after delivery of the Gross Margin Objection Notice, then either Buyer or Seller shall have the right to submit any remaining items in dispute to the Special Accountants. All determinations and calculations pursuant to this Section 2.07(d) shall consider only those Gross Margin Adjustment items that are set forth in the Objection Notice and remain in dispute, shall be a value that is not more than Buyer’s calculation delivered pursuant to Section 2.07(b) nor less than Seller’s calculation delivered pursuant to Section 2.07(c), shall be in writing and shall be delivered to Buyer and Seller as promptly as practicable. Absent fraud or manifest error, the Gross Margin Adjustment Statement as finally determined by the Special Accountants shall be deemed for purposes of this Section 2.07 to be final and binding on all parties to this Agreement.
(b)    For the avoidance of doubt, if the Gross Margin Adjustment is greater than the remaining quarterly payments following the determination of the Gross Margin Adjustment pursuant to this Section 2.07, then Seller shall pay to Buyer the amount that the Gross Margin Adjustment exceeds such remaining quarterly payments promptly (and in no event later than five (5) Business Days) after the date of determination of the Gross Margin Adjustment.
(c)    The parties agree that the procedures set forth in this Section 2.07 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Gross Margin Adjustment Statement and the Gross Margin Adjustment; provided, that this provision shall not prohibit Buyer or Seller from instituting litigation to enforce the determination of the Special Accountants and shall not limit any remedy of any party under ARTICLE VII.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES
Except as set forth in the Disclosure Schedules, Seller (or where expressly noted, the Selling Parties, severally and not jointly) represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 3.01    Authority. Each of the Selling Parties has all necessary power and authority to enter into this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Parties and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of the Selling Parties enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02    Organization, Authority and Qualification of the Group Companies. Each Group Company is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the Laws of its respective jurisdiction and has all necessary corporate or limited liability company (as applicable) power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 3.03    Capitalization.
(a)    The authorized and issued equity of each Group Company is set forth on Section 3.03(a) of the Disclosure Schedules. All of the equity of each Group Company has been duly authorized, validly issued, is fully paid and non-assessable. All of the Shares are owned of record and beneficially by the Selling Parties in the amounts set forth on Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances. Upon consummation of the purchase contemplated hereby, Buyer will acquire from each of the Selling Parties good and marketable title to all Shares owned by the Selling Party, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws).
(b)    FSIC has no subsidiaries.
(c)    UAS has no subsidiaries.
(d)    UA has no subsidiaries.
(e)    Except as set forth in Section 3.03(e) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of the Group Companies or obligating Seller or any Group Company to issue or sell any equity of, or any other equity interest in, the applicable Group Company. No Group Company has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the shares in any of the Group Companies.
Section 3.04    No Conflicts; Consents. The execution, delivery and performance by the Selling Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Selling Party or any Group Company; or (b) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract to which a Group Company is a party or by which it is bound. With the exception of required regulatory filings and approvals by FINRA pursuant to FINRA Rule 1017 (the Continuing Membership Application process) no other consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Selling Party or any Group Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
Section 3.05    Financial Statements. Copies of: (i) FSIC’s audited financial statements consisting of the statement of financial condition as at June 30 in each of the years 2016, 2017, 2018 and 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended; (ii) the unaudited financial statements of UAS consisting of the statement of financial condition as at December 31 in each of the years 2016, 2017 and 2018 and the related statements of operations, changes in equity and cash flows for the years then ended and the unaudited financial statements of UAS consisting of the statement of financial condition as at June 30, 2019 and the related statements of operations, changes in equity and cash flows for the six month period then ended; and (iii) the unaudited financial statements of UA consisting of the statement of financial condition as at December 31 in each of the years 2016, 2017 and 2018 and the related statements of operations, changes in equity and cash flows for the years then ended and the unaudited financial statements of UA consisting of the statement of financial condition as at June 30, 2019 and the related statements of operations, changes in equity and cash flows for the six month period then ended (collectively, the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the applicable Group Company as of the respective dates they were prepared and the results of the operations of the applicable Group Company for the periods indicated subject, in the case of any financial statements prepared other than of a fiscal year end, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the applicable Group Company’s audited financial statements).
Section 3.06    Conduct of Business. Except as expressly contemplated by the Agreement, from the Balance Sheet Date until the date of this Agreement, each Group Company has operated in the ordinary course of business in all material respects and no Group Company has: (i) increased the compensation, bonuses or fee arrangements of, changed the terms of employment of, or paid any bonuses to any of its directors, officers, employees, consultants, agents, members, investors or Affiliates; (ii) entered into any contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis that is not terminable at any time by the applicable Group Company; (iii) incurred any indebtedness for borrowed money; (iv) made or canceled any loan or advance of funds or assets of any kind to

(A) any of its directors, officers, employees, consultants, agents, members, investors or Affiliates, or (B) any other Person; or (v) distributed any of its property or assets.
Section 3.07    Undisclosed Liabilities. No Group Company has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Financial Statements; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.
Section 3.08    Title to Assets; Real Property.
(a)    Each Group Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after December 31, 2018, other than properties and assets sold or otherwise disposed of in the ordinary course of business since December 31, 2018. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;
(ii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;
(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;
(iv)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or
(v)    other imperfections of title or Encumbrances, if any, that are not material.
(b)    Section 3.08(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.
Section 3.09    Intellectual Property.
(a)    “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.
(b)    Section 3.09(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by each Group Company. Each Group Company owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”). Notwithstanding the foregoing, Buyer acknowledges that Seller does not own the Aggie Software Data Reporting and Aggregation system (“ASDRS”) and thus, Seller does make any representations associated with ASDRS.
(c)    To Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the applicable Group Company, and the applicable Group Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.
Section 3.10    Legal Proceedings; Governmental Orders.
(a)    Save as set forth on Section 3.10 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by any Group Company or affecting any of its properties or assets (or by or against any Selling Party or any Affiliate thereof and relating to any Group Company).
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of its properties or assets.
Section 3.11    Compliance With Laws; Permits.
(a)    Each Group Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not be material.
(b)    All Permits required for each Group Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not be material.
Section 3.12    Employee Benefit Matters.  Section 3.12 of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of each Group Company, current or former directors of each Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by a Group Company, or under which a Group Company has any material liability for premiums or benefits (as listed on Section 3.12 of the Disclosure Schedules, each, a “Benefit Plan”).
Section 3.13    Employment Matters.
(a)    No Group Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2015, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Group Company.
(b)    Each Group Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees of such Group Company, except to the extent non-compliance would not be material. There are no actions, suits, claims, investigations or other legal proceedings against any Group Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Group Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
Section 3.14    Taxes.
(a)    Each Group Company has timely filed (taking into account any valid extensions) all material Tax Returns required to be filed by such Group Company, and Seller has timely filed (taking into account any valid extensions) all material income Tax Returns required to be filed by Seller. Such Tax Returns are true, complete and correct in all material respects. No Group Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by each Group Company, and all material income Taxes due and owing by Seller with respect to the UA Interests and the UAS Interests, have been timely paid.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Group Company.
(c)    There are no ongoing actions, suits, claims, investigations, audits, examinations or other legal proceedings by any taxing authority against any Group Company.

(d)    No Group Company is or has been a party to any Tax-sharing agreement. No Group Company is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. No Group Company has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than such Group Company.
(e)    No Group Company has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(f)    All Taxes that a Group Company is or was obligated to withhold from amounts owing to any employee, creditor, equity holder or third party have been timely paid.
(g)    There are no liens or other encumbrances with respect to Taxes upon any of the assets of any Group Company, other than with respect to Taxes not yet due and payable.
(h)    No Group Company has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.
(i)    Since inception, each of UA and UAS has at all times either been treated as a partnership under Treasury Regulations Section 301.7701-3(b)(1)(i) or been disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).
Section 3.15    Payments to Intermediaries. No Group Company has made any payments to any financial intermediary since January 1, 2015 that are in the nature of either (a) “revenue sharing,” (b) payments for recordkeeping, sub-accounting, shareholder servicing, account maintenance or the like, or (c) payments to solicitors.
Section 3.16    No Illegal Payments, etc. No Group Company has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Group Company (or assist in connection with any actual or proposed transaction), or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office which might subject a Group Company or any of its assets to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 3.17    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Selling Party.
Section 3.18    Contracts.
(a)    Other than where a Group Company acts in the capacity of sub-adviser, each Group Company contracts directly with each of its clients for the provision of investment advisory or other services to such client.
(b)    Except as set forth in Section 3.18(b)(i) of the Disclosure Schedules, no Group Company is a party to or bound by any contract, instrument or other agreement, whether written or oral (each a “Material Contract”) (i) with respect to the employment of any directors or executive officers; (ii) which contains any material non-competition or exclusivity provisions with respect to any business or geographic area in which the business is conducted or which restricts the conduct of such business; (iii) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement, or the termination of which would be material to the Group Companies as a whole; (iv) under which (A) any Person has directly or indirectly guaranteed or assumed material indebtedness, liabilities or obligations of any Group Company, (B) any Group Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person in each case in excess of $45,000 or in the aggregate in excess of $100,000 or (C) any Group Company has agreed to indemnify any Person for obligations of or losses or damages incurred by third parties, outside the ordinary course of business, with potential indemnification obligations in excess of $45,000; (v) contracts with third parties with a remaining term of more than twelve (12) months from the date hereof that obligate a Group Company to make expenditures in excess of $20,000 per calendar month or $75,000 in the aggregate; (vi) under which a Group Company has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $45,000 individually or $100,000 in the aggregate; (vii) to cap fees, share fees, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Group Companies; (viii) that provides for earn outs or other similar installment payments of any Group Company where such earn-outs or installment payments would be material to the Group Companies; (ix) which grants any material power of attorney; (xii) relating to the acquisition or divestiture of the equity interests or substantially all of the assets of any Person by a Group Company; (x) which is a hedge, collar, forward purchasing, swap, derivative or similar contract; (xi) relating to indebtedness or any guaranty, security agreement, mortgage, deed of trust, pledge agreement or other agreement securing indebtedness; or (xii) which are letters of credit, assurances against loss or bankers’ acceptances or similar agreements. Seller has made available to Buyer true and correct copies of each Material Contract (or, in the case of an oral contract, a correct and complete summary thereof). Except as set forth in Section 3.18(b)(ii) of the Disclosure

Schedules, no Group Company nor Seller has received notice of any breach of any Material Contract by any of the other parties thereto. Except as set forth in Section 3.18(b)(ii) of the Disclosure Schedules, (A) each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Law affecting creditors’ rights generally and limitations on the availability of equitable remedies, (B) no Group Company is in default under any Material Contract to which it is a party or by which its respective assets, business, or operations may be bound and (C) no consent of any client or customer of any Group Company is required pursuant to, or otherwise in respect of, the terms of any contract, instrument or other agreement in order to transfer or assign such agreement as a result of, or to approve, the proposed change in control and equity ownership of the Group Companies.
(c)    All of the agreements of each Group Company with its respective advisory clients or customers are in the form of one of the form agreements electronically delivered to representatives of Buyer by Jaclyn A. Sandler, Chief Operating Officer of UA, on December 27, 2019.
Section 3.19    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, any Group Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Group Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of any Group Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE IV
Representations and warranties of Buyer
Buyer represents and warrants to the Selling Parties that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. With the exception of the required FINRA regulatory approvals pursuant to FINRA Rule 1017 governing the consummation of the transactions contemplated hereby, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.03    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.04    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Initial Cash Purchase Price and to consummate the transactions contemplated by this Agreement to be completed at the Closing. Buyer reasonably expects to have sufficient cash on hand or other sources of immediately available funds to enable it to make payments of the Additional Cash Purchase Price.
Section 4.05    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.06    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller or any Group Company and their Representatives or as to the future revenue, profitability or success of Buyer or any affiliate of Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
Covenants
Section 5.01    Conduct of the Business of Each Group Company Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each Group Company to: (a) conduct the business of such Group Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of such Group Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with such Group Company. Without limiting the generality of the foregoing, from the date hereof until the Closing, Seller shall not, and shall cause each Group Company not to, without the written consent of Buyer:
(a)    issue or sell any stock or other securities of any Group Company or any options, warrants or rights to acquire any such stock or other securities;
(b)    split, combine or reclassify any shares of a Group Company’s capital stock or other equity interests; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity interests;
(c)    create, incur or assume any Indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;
(d)    hire or engage any new officers or, except in the ordinary course of business, any Registered Representatives;
(e)    except as required to comply with applicable Law or pursuant to agreements, plans or arrangements existing on the date hereof and disclosed in Section 5.01(e) of the Disclosure Schedules, (i) adopt, enter into, terminate or amend any employment or severance plan, agreement or arrangement, any Company Plan or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or other Registered Representative, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or warrants, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(f)    acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any other corporation, partnership, association or other business organization or division thereof), other than sales of assets to customers in the ordinary course of business;
(g)    mortgage or pledge any of its property or assets or subject any such property or assets to any Encumbrance;
(h)    discharge or satisfy any Encumbrance or pay any obligation or liability other than in the ordinary course of business;
(i)    amend its Organizational Documents;
(j)    sell, assign, transfer, license or sublicense any Company Intellectual Property;
(k)    change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;
(l)    change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
(m)    make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(n)    enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.08(b), Section 3.09 or Section 3.18 of the Disclosure Schedules;
(o)    make or commit to make any capital expenditures;
(p)    institute or settle any Legal Proceeding;
(q)    take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of any of the Selling Parties set forth in this Agreement becoming untrue or (ii) any of the conditions to the transactions contemplated by this Agreement set forth in ARTICLE VI not being satisfied;

(r)    fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or
(s)    agree in writing or otherwise to take any of the foregoing actions.
Section 5.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Group Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Group Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Group Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of each Group Company to cooperate with Buyer in its investigation of the Group Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of the applicable Group Company’s personnel and in such a manner as not to interfere with the normal operations of the applicable Group Company. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Group Company shall be required to disclose any information to Buyer if such disclosure would, in the sole discretion of Seller: (x) cause significant competitive harm to a Group Company and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld, Buyer shall not contact any suppliers to, or customers of, any Group Company. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.
Section 5.03    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect.
Section 5.04    Governmental Approvals and Other Third-party Consents.
(a)    Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with each other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals, regulatory or otherwise. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals, regulatory or otherwise. Notwithstanding the foregoing, no party shall be required to initiate or otherwise become party to any litigation, or to agree to any modification of its business, in connection with obtaining any such consents, authorizations, orders or approvals.
(b)    Except as a party may deem necessary or appropriate, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Group Company or Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or a Group Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to by the relevant Group Company or Buyer (as applicable) in advance of any filing, submission or attendance, it being the intent that the relevant Group Company and Buyer will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Except as a party may deem necessary or appropriate, Buyer shall, and Seller shall cause each Group Company to, give notice to the other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c)    Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 5.05    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Group Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions to the Closing set forth in ARTICLE VI hereof.
Section 5.06    Restrictive Covenants.
(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), none of the Selling Parties shall, and none of the Selling Parties shall not permit any of their respective Affiliates to, directly or indirectly, intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between a Group Company and customers or suppliers of such Group Company.

(b)    During the Restricted Period, none of the Selling Parties shall, and none of the Selling Parties shall permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee or independent investment adviser of a Group Company or encourage any such employee or independent investment adviser to leave such employment or engagement or hire any such employee or independent investment adviser who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or independent investment advisers; provided, that nothing in this Section 5.06(b) shall prevent any Selling Party or any of its Affiliates from hiring (i) any employee or independent investment adviser whose employment or engagement has been terminated by a Group Company or Buyer or (ii) after 180 days from the date of termination of employment or engagement, any employee or independent investment adviser whose employment or engagement has been terminated by the employee or independent investment adviser.
(c)    During the Restricted Period, none of the Selling Parties shall, and none of the Selling Parties shall permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of a Group Company or potential clients or customers of such Group Company for purposes of diverting their business or services from such Group Company.
Section 5.07    Seller Transition Assistance. Seller shall use its reasonable efforts post-closing to assist Buyer with transition assistance with respect to the Group Companies including without limitation access to records, data, tax filings, cooperation in litigation and other information relating to the Group Companies as may be reasonably requested by Buyer. Notwithstanding the foregoing, Seller shall not following the Closing be responsible for any out-of-pocket cost of any kind associated with the transition assistance that Seller provides to Buyer unless agreed to by Seller and Buyer in writing.
Section 5.08    Confidentiality. From and after the Closing, each of the Selling Parties shall, and shall cause his or its respective Affiliates to, hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any Group Company, except to the extent that such Selling Party can show that such information (a) is generally available to and known by the public through no fault of any Selling Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Selling Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Selling Party or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Selling Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Selling Party is advised by its counsel in writing is legally required to be disclosed, provided that such Selling Party shall, at Buyer’s expense, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 5.09    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The Selling Parties acknowledge that Buyer will be required to file a Form 8-K with the Securities and Exchange Commission regarding the subject of this Agreement, and to file this Agreement publicly as an exhibit thereto.
Section 5.10    Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 5.11    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively “Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).
Section 5.12    Other Tax Matters.
(a)    Seller, at its expense, shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Group Companies required to be filed (taking into account extensions) prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice. Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Group Companies. Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that Seller shall promptly reimburse Buyer to the extent any payment Buyer is required to make relates to the operations of a Group Company for any period (or portion thereof) ending on or before the Closing Date.
(b)    Buyer and the Selling Parties and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Buyer shall have the right to control any Tax audit and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to a Group Company; provided that, with respect to any item the adjustment of which may cause

Seller to become obligated to make any payment pursuant to Section 7.02(c), Buyer shall consult with Seller with respect to the resolution of such issue, and not settle any such issue without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.13    Exclusivity.
(a)    Seller shall not, and shall not authorize or permit any of its Affiliates (including any Group Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including each Group Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a Group Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of a Group Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of a Group Company’s properties or assets.
(b)    In addition to the other obligations under this Section 5.12, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
Section 5.14    Client Consents. Each of the Group Companies that is registered as investment adviser under the Investment Advisers Act of 1940 shall, and Seller shall cause each such Group Company to, with respect to each contract or agreement for the provision of investment advisory services between any such Group Company and any client or customer thereof, take the following actions: (a) each such Group Company shall, as promptly as possible following the receipt of approval from FINRA to the transactions contemplated by this Agreement, issue a letter (in a form to be approved in advance in writing by Buyer) to each of its respective clients or customers informing such client or customer of the transactions contemplated hereby and the resulting assignment of his or her agreement(s) with such Group Company, indicating that his or her consent is required for the continued performance of such agreement(s), and requesting such consent within 30 days of the date of such letter; and (b) 30 days after mailing such letter, each Group Company shall, as promptly as possible, issue a second letter (in a form to be approved in advance in writing by Buyer) to each of its respective clients or customers that did not respond to the first letter stating that (i) such Group Company will continue to provide investment advisory services to such client or customer under the terms of his or her existing agreement(s), subject to such client or customer’s right to terminate his or her agreement(s), and (ii) if the client or customer does not terminate his or her agreement(s) within 30 days after the date of such second letter, the client or customer will be deemed to have consented to the assignment of his or her agreement(s) and the continuation of such Group Company’s provision of investment advice under the existing terms of such agreement(s).
ARTICLE VI
Conditions to Closing
Section 6.01    Conditions to Obligations of All Parties at the Closing. The obligations of each party to consummate the purchase and sale of the Shares shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no such Governmental Order shall be threatened.
(b)    Seller and each Group Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
Section 6.02    Conditions to Obligations of Buyer at the Closing. The obligations of Buyer to consummate the purchase of the Shares shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of the Selling Parties contained in ARTICLE III, other than Fundamental Representations, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date.
(b)    No Legal Proceeding shall be pending or shall have been threatened that is material to the Group Companies taken as a whole;
(c)    Each of the Group Companies shall have obtained an errors and omissions tail policy on terms satisfactory to Buyer (the “Tail Policy”).
(d)    Seller shall have obtained each of the Required Consents.
(e)    Each of the Group Companies shall have terminated or assigned all agreements to which they are a party, as applicable, except for those specified in Schedule 2.03(b)(vi), to Seller, and Seller shall have undertaken in writing to assume each such assigned agreements and the counterparties to such terminated or assumed contracts have released the Group Companies from any liability thereunder.
(f)    The Closing Gross Margin shall equal at least $600,000 as of the Closing Date.
(g)    Buyer shall have received such audited and other financial statements of the Group Companies as it shall reasonably request;
(h)    The Selling Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(i)    Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 6.02(a), (b), (f) and (i) have been satisfied.
(j)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or comparable governing body of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(k)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Group Companies certifying the charter documents of each such entity, the good standing of each of the Group Companies in their respective states of formation, and the names and signatures of the officers of such Group Company authorized to sign this Agreement or other documents to be delivered hereunder, as applicable.

(l)    Buyer shall have received a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Sections 1445 and 1446 of the Code, stating that each of the Selling Parties is not a “foreign person” within the meaning of such Code sections. If Buyer does not receive such certifications on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 or 1446 of the Code.
(m)    Buyer shall have received notice from Seller listing all accounts with respect to which Seller did not receive consent pursuant to the process set forth in Section 5.14 above.
Section 6.03    Conditions to Obligations of the Selling Parties at the Closing. The obligations of the Selling Parties to consummate the sale of the Shares shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and 6.03(b) have been satisfied.
(d)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

ARTICLE VII
Indemnification
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties (other than the Fundamental Representations) contained in ARTICLE III herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. The Fundamental Representations and the representations and warranties contained in ARTICLE IV herein shall survive the Closing and shall remain in full force and effect until 30 days following the expiry of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 7.02    Indemnification By Selling Parties. Subject to the other terms and conditions of this ARTICLE VII, Seller and the other Selling Parties shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or such other Selling Parties contained in this Agreement or in any certificate delivered at the Closing;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or such other Selling Parties pursuant to this Agreement;
(c)    (i) Any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by a Group Company, including any Taxes payable as a result of (A) application of Sections 951or 951A of the Code to income earned, or investments made, on or before the Closing Date or (B) application of Section 965 of the Code (without regard to any election under subsection (h) thereof) on any accumulated post-1986 deferred foreign income (within the meaning of Section 965(d)(2) of the Code); (ii) any Taxes of a Person other than a Group Company for which a Group Company has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise; and (iii) any Transfer Taxes;

(d)    with respect to or by reason of Actions by customers of the Group Companies or by a Governmental Authority, including the Specified Matter, that relate to the conduct of the Group Companies’ businesses prior to the Closing; or
(e)    with respect to FSIC or any of the agreements of the Group Companies that were, or were intended to be, terminated or assigned to or assumed by Seller or any of its Affiliates (other than the Group Companies).
Section 7.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify the Selling Parties against, and shall hold the Selling Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Selling Parties based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02(a) shall be subject to the following limitations:
(a)    The Selling Parties shall not be liable to Buyer for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000, in which event Seller or the other Selling Parties, as applicable, shall be required to pay or be liable for all such Losses in excess of such sum. The aggregate amount of all Losses for which the Selling Parties shall be liable pursuant to Section 7.02(a) shall not exceed 10% of the aggregate amounts received by such Selling Party under this Agreement.
(b)    Notwithstanding the foregoing, the foregoing limitations shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation; or (ii) common law fraud. The Selling Parties shall not be liable to Buyer for indemnification under Section 7.02(a) with respect to any inaccuracy in or breach of any Fundamental Representation in an amount in excess of the aggregate amounts received by such Selling Party under this Agreement.
Section 7.05    Other Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim, net of any premium increases as a result thereof. If an Indemnified Party receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall, reasonably promptly following receipt of such insurance payment, pay to the Indemnifying Party an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VII with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VII.
(b)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages.
(c)    Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss, including using commercially reasonable efforts to make a claim (it being understood that such commercially reasonable efforts shall not require the initiation of litigation or any other dispute resolution procedures) for such Losses against any applicable insurance policies.
Section 7.06    Offset. Buyer shall have the right to set off against any of the amounts owed by it to the Selling Parties under this Agreement any amounts due to it by any of the Selling Parties hereunder.

ARTICLE VIII
Section 8.01    Indemnification Procedures.
(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that Buyer shall have the right as an Indemnified Party to control the defense of any Third Party Claim at the expense of the Indemnifying Party relating to any Action by a Governmental Authority, including the Specified Matter, or any other matter that in the reasonable determination of Buyer could negatively impact the business or reputation of Buyer or its Affiliates. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.01(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.01(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.01(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.01(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including access to a Group Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    To the extent there is any conflict between this Section 8.01 and Section 5.12(b) with regard to any Third Party Action involving Taxes, Section 5.12(b) shall govern.
Section 8.02    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should the Selling Parties not make full payment of any such obligations within such five (5) Business Day period, Buyer shall have the right to offset such obligations against any additional consideration then payable pursuant to this Agreement. In the event of Losses not yet subject to an agreement in writing between Buyer and Seller or an adjudication by a court of competent jurisdiction not subject to appeal (a “Final Determination”), Buyer may, upon prior written notice to Seller, escrow the amount of such Losses in lieu of making any payment of additional consideration then due until a Final Determination (each an “Escrow Period”). Upon a Final Determination and subject to the terms of such Final Determination, Buyer and Seller shall, as applicable, instruct the escrow agent: (i) to distribute to Buyer the amount of the Losses subject to the Final Determination, and (ii) to release to the Selling Parties any amount so escrowed that is, according to the Final Determination not payable to Buyer pursuant to this ARTICLE VIII.

Section 8.03    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Cash Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.04    Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from common law fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) against each other or for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any other matter it may have against the other parties hereto and their Affiliates and each of their respective Representatives, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.04 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of common law fraud by any party hereto.
Section 8.05    Seller Acts on behalf of all Selling Parties.
(a)    By their execution of this Agreement and the transfer and delivery of their Shares and/or their acceptance of any consideration pursuant to this Agreement the Selling Parties hereby irrevocably appoint Seller as the representative, attorney-in-fact and agent of the Selling Parties in connection with the transactions contemplated by this Agreement and in any litigation or arbitration involving this Agreement. In connection therewith, Seller is authorized to do or refrain from doing all further acts and things, and to execute all such documents as Seller shall deem necessary or appropriate. All decisions and actions of Seller on behalf of the Selling Parties shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Selling Parties, and no Selling Parties shall have the right to object, dissent, protest or otherwise contest the same.
(b)    For all purposes of this Agreement:
(i)    Buyer shall be entitled to rely conclusively on the instructions and decisions of Seller as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by Seller Representative hereunder, and no party hereunder or any Selling Party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of Seller;

(ii)    the provisions of this Section 8.05 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Selling Party may have in connection with the transactions contemplated by this Agreement; and
(iii)    the provisions of this Section 8.05 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Selling Party, and any references in this Agreement to a Selling Party shall mean and include the successors to the rights of each applicable Selling Party hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
ARTICLE IX
Termination
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any covenant of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Selling Party pursuant to this Agreement that would give rise to the failure of any of the conditions to the Closing specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller (as applicable) by 4:00 p.m. (Eastern Time) on June 30, 2020 (the “Outside Date”); or
(ii)    any of the conditions to the Closing set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply in any material respect with any of the covenants hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller by written notice to Buyer if:
(i)    The Selling Parties are not then in material breach of any covenant of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions to the Closing specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date; or

(ii)    any of the conditions to the Closing set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Selling Parties to perform or comply in any material respect with     any of the covenants hereof to be performed or complied with by them prior to the Closing; or
(d)    by Buyer or Seller in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, or such a Governmental Order shall have been threatened.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this ARTICLE IX and Section 5.01; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any material covenant hereunder.

ARTICLE X
Miscellaneous
Section 10.01    Expenses. Except as otherwise expressly provided herein (including Section 5.10 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that any expenses of any Group Company incurred in connection with the transactions contemplated hereby (including without limitation, professional fees and payments due by the Group Companies to any employee of any Group Company or any other person due to an agreement entered into prior to the Closing) (the “Transaction Expenses”) shall be included as Closing Adjustment Items.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to a Selling Party:	United Atlantic Capital 40 Wall Street, 17th Floor New York, NY 10005 E-mail: sandler@unitedatlantic.com Attention: Jaclyn Sandler
with a copy to:	McMenamin Law Group 1140 Avenue of the Americas, 9th Floor New York, New York 10036 E-mail: Paul@McMenaminLawGroup.com Attention: Paul R. McMenamin, Esq.
If to Buyer:	National Holdings Corporation 200 Vesey Street, 25th Floor New York, New York 10281 Facsimile: E-mail: gw@nhld.com Attention: Glenn C. Worman, President and Chief Financial Officer
with a copy to:
Wilmer Cutler Pickering Hale and Door LLP
7 World Trade Center, 250 Greenwich Street
New York, New York
Facsimile: (617) 526-6461
E-mail: andrew.goldman@wilmerhale.com; jeff.stein@wilmerhale.com
Attention: Andrew N. Goldman, Esq.;
Jeff Stein, Esq.

Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. Save as expressly set forth herein, this Agreement may be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and of the United States of America Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby or thereby, in the courts of the State of New York located in the Borough of Manhattan and of the United States of America Southern District of New York , and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(B).
Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of Sections 5.03, 5.06 or 5.08 of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.
Section 10.14    Conflicts/Privilege.
(a)    Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) acknowledges and agrees that McMenamin Law Group, P.A. (“Company Counsel”) has acted as counsel for Seller and each of the Group Companies in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with the Acquisition Engagement, Company Counsel has not acted as counsel for Buyer or any of its Affiliates.
(b)    Only Seller, the Group Companies and their respective Affiliates shall be considered clients of Company Counsel with respect to the Acquisition Engagement. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that all confidential communications between Seller, any Group Company and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, in connection with the Acquisition Engagement, which, immediately prior to the Closing, was attorney-client privileged communications between Seller, any Group Company and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, (such communications, “Protected Communications”) shall be deemed to belong solely to Seller and its Affiliates (other than the Group Companies), and not the Group Companies, and shall not pass to or be claimed, held, or used by Buyer or any Group Company upon or after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Company Counsel in respect of the Acquisition Engagement constitute property of a Group Company, only Seller and its Affiliates (other than the Group Companies) shall hold such property rights and (ii) Company Counsel shall have no duty whatsoever to reveal or disclose any such Protected Communications or files to any Group Company or Buyer by reason of any attorney-client relationship between Company Counsel and any Group Company or otherwise; provided, however, that notwithstanding the foregoing, (x) Company Counsel shall not disclose any such Protected Communications or files to any third parties (other than representatives, accountants and advisors of Seller and its Affiliates (other than the Group Companies); provided, that such representatives, accounts and advisors are obligated to maintain the confidence of such Protected Communications) and (y) all rights, files, and information that are not related to the Acquisition Engagement, including matters that relate to the operation of the Group Companies shall belong to the Group Companies. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) irrevocably waives any right it may have to discover or obtain Protected Communications, provided, however, the foregoing shall prohibit neither Buyer nor any Group Company from seeking proper discovery of such Protected Communications nor Seller from asserting that such Protected Communications are not discoverable to the extent that attorney client privileges have attached thereto. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Group Companies) has the right to waive any attorney-client privilege with respect to any Protected Communications, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld). In the event that a dispute arises between Buyer or a Group Company, on the one hand, and a Person other than Seller, on the other hand, after the Closing, Buyer and any Group Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third-party.
(c)    Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that Company Counsel has acted as counsel for Seller, the Group Companies and their respective Affiliates for several years and that Seller may reasonably anticipate that Company Counsel will continue to represent it and/or its Affiliates, individually and/or collectively, in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) expressly (i) consents to Company Counsel’s representation of Seller and/or its Affiliates, individually or collectively, and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Buyer and the Group Companies, on the one hand, and Seller and/or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated hereby, and whether or not such matter is one in which Company Counsel may have previously advised Seller, any Group Company or their respective Affiliates and (ii) consents to the disclosure by Company Counsel to Seller or its Affiliates of any information learned by Company Counsel prior to the date hereof in the course of its representation of Seller, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Company Counsel’s duty of confidentiality.
(d)    From and after the Closing, each Group Company shall cease to have any attorney-client relationship with Company Counsel, unless and to the extent Company Counsel is expressly engaged in writing by such Group Company to represent such Group Company after the Closing. Any such representation of such Group Company by Company Counsel after the Closing shall not affect the foregoing provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above, in the case of entities, by their respective officers thereunto duly authorized.

UNITED ATLANTIC CAPITAL, LLC
By: /s/ Mark H. Penske Name: Mark H. Penske Title: Chairman, CEO
/s/ Mark H. Penske Mark H. Penske
/s/ Darin Pope Darin Pope
NATIONAL HOLDINGS CORPORATION
By: /s/ Michael Mullen Name: Michael Mullen Title: Chairman and CEO